UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 21, 2012

Huttig Building Products, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-14982	43-0334550
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

555 Maryville University Dr., Suite 400, St. Louis, MO		63141
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code (314) 216-2600

Former name or former address, if changed since last report: Not Applicable

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On December 21, 2012, Huttig Building Products, Inc. (the “Company”) and its wholly-owned subsidiary, Huttig, Inc., entered into a Second Amendment to Amended and Restated Credit Agreement (the “Second Amendment”) with General Electric Capital Corporation (“GECC”), as agent and a lender, and Wells Fargo Capital Finance, LLC (“Wells Fargo”), as a lender.

The Second Amendment revises key provisions of the Company’s existing $120 million revolving credit facility (the “Facility”) as set forth below.

Term

The Second Amendment, a five year agreement, extends the maturity date of the Facility from September 3, 2014 to December 21, 2017.

Interest Rate

Under the Facility, borrowings bear interest at: (i) the LIBOR rate plus an applicable margin, or (ii) the Index Rate plus an applicable margin. Under the Second Amendment, the margins remain unchanged except that the highest tier of margins – a LIBOR margin of 3.00% and an Index Margin of 1.00%, applicable when average availability was less than or equal to $25,000,000 – were eliminated. The applicable margins under the Second Amendment are as follows:

Average Availability	LIBOR Margin	Index Margin
>$50,000,000	2.25%	.25%
>$35,000,000 but ≤$50,000,000	2.50%	.50%
<$35,000,000	2.75%	.75%

Prior to and after the closing of the Second Amendment, the applicable LIBOR margin was 2.50% and the applicable Index Margin was .50%. The interest rate margins are set quarterly based on the average availability for the preceding quarter.

Borrowing Availability

Borrowing availability under the Facility is based on eligible accounts receivable, inventory and real estate. The Second Amendment revises certain provisions relating to borrowing availability as set forth below.

Inventory

The limit on the inventory component of the borrowing base has been increased to 70% of eligible inventory from 65% of eligible inventory.

Real Estate

The real estate component of the borrowing base will be reset based on appraisals to be completed by the Company within 60 days of closing and will include the Company’s recently-purchased Jackson, MS facility. The real estate component will amortize monthly over 12.5 years beginning after completion of the new appraisals, as compared to a monthly amortization over 10 years prior to the Second Amendment. The limit on real estate and the incremental borrowing base as a percent of the total borrowing base has been increased to 25%. Prior to the Second Amendment, such limit was 20% during periods when the Company was not in compliance with the financial covenant and 25% during periods when the Company was in compliance.

Incremental Borrowing Base

The limit on the amount of the incremental borrowing base – calculated as 5% of eligible inventory and accounts receivable – has been increased to $5 million from $4 million.

Cash Dominion Threshold

Under the Second Amendment, the excess availability level at which the lenders have the right to dominion of the Company’s bank accounts has been reduced by $5.0 million so that it is equal to the level at which the sole financial covenant in the Facility – the minimum fixed charge coverage ratio – is required to be tested; namely, a range of $10 million to $15 million, depending on the borrowing base.

Permitted Acquisitions

Under the Facility, the Company is permitted to acquire the assets or stock of another person without lender consent provided that the total amounts payable for all such permitted acquisitions over the term of the Facility shall not exceed $50 million and subject to certain other conditions, including that (i) the target shall not have incurred negative EBITDA in the prior 12 months, and (ii) the Company would have complied with the financial covenant on a pro forma basis after giving effect to the acquisition for the prior four quarters. Under the Second Amendment, the limit on the amount payable for a single permitted acquisition has been increased to $25 million from $15 million and the limit on the amount payable for goodwill and intangible assets has been eliminated. The limits for smaller permitted acquisitions, which are subject to less stringent conditions, remain unchanged by the Second Amendment.

Other Key Provisions Unchanged

The Second Amendment continues to provide a revolving credit facility of $120 million, which may be increased by up to $40 million, subject to certain conditions, including compliance with the financial covenant. Borrowing availability under the Second Amendment continues to be secured by substantially all of the assets of the Company and its subsidiary.

The foregoing description of the material terms of the Second Amendment is qualified in its entirety by reference to the Second Amendment, a copy of which is included as Exhibit 10.1 to this Current Report on Form 8-K, and is incorporated herein by reference. Capitalized terms used herein but not defined shall have the meanings ascribed to them in the Second Amendment.

Other than the Facility itself, there is no material relationship between the Company and GECC or Wells Fargo, except that the Company leases certain items of equipment from GECC and houses certain customary treasury bank functions with Wells Fargo.

A copy of the press release announcing the closing of the Second Amendment is attached hereto as Exhibit 99.1.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information described above under “Item 1.01 Entry Into a Material Definitive Agreement” is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

10.1	Second Amendment to Amended and Restated Credit Agreement dated as of December 21, 2012, among Huttig Building Products, Inc., Huttig, Inc., General Electric Capital Corporation, as agent and a lender, and Wells Fargo Capital Finance, LLC, as a lender

99.1	Press Release dated December 21, 2012

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Huttig Building Products, Inc.
(Registrant)

Date: December 21, 2012

/s/ Philip W. Keipp
Philip W. Keipp
Vice President and Chief Financial Officer